Albertsons Companies, LLC Reports Second Quarter Results

Boise, ID - October 23, 2017
Albertsons Companies, LLC (the "Company") today reported results for the second quarter of fiscal 2017, which ended September 9, 2017.
Second Quarter Fiscal 2017 Highlights

•	Accelerated growth of online business

•	Enhanced digital and online offerings

•	Growth in Own Brands penetration

•	Converted IT Systems of 82 Albertsons bannered stores

•	Acquired Plated, a premier provider of meal kits

•	Opened 17 new and acquired stores and remodeled 80 stores year to date

•	Supported local communities in hurricane relief efforts

"We remain focused on our customers' needs by providing full, fresh, friendly and clean stores and have accelerated the expansion of our eCommerce and digital offerings," said Bob Miller, Chairman and CEO. "With the expansion of home delivery and click-and-collect, together with the acquisition of Plated, we are making progress in serving our customers wherever, whenever and however they want to purchase food. Our identical store sales continued to improve sequentially over the last two quarters, as deflationary pressures have lessened and our merchandising plans were tailored to meet our customers' needs. In addition, we continue to add innovative products to our Own Brands portfolio as we increase penetration."

Q2 2017 Results
For the 12 weeks ended September 9, 2017 ("second quarter of fiscal 2017"), Net sales and other revenue decreased 0.2% to $13,831.7 million from $13,856.1 million for the 12 weeks ended September 10, 2016 ("second quarter of fiscal 2016"). The decrease in Net sales and other revenue was primarily driven by a decrease in sales of $227.8 million from the Company's 1.8% decline in identical store sales, partially offset by sales of $125.7 million from new and acquired stores, net of sales related to store closings, and an increase in fuel sales of $73.5 million.
Identical store sales for the second quarter of fiscal 2017 declined 1.8% compared to an increase of 0.1% for the second quarter of fiscal 2016. This represents a sequential improvement from a decline of 2.1% in the first quarter of fiscal 2017 and a decline of 3.3% in the fourth quarter of fiscal 2016. During the second quarter of fiscal 2017, the Company's identical store sales were impacted by a lack of food price inflation and making selective investments in price to increase sales.
Gross profit margin decreased to 27.0% for the second quarter of fiscal 2017 compared to 27.2% for the second quarter of fiscal 2016. Excluding the impact of fuel, gross profit margin decreased 10 basis points. The decrease is primarily attributable to selective investments in price and an increase in shrink expense as a percentage of sales.
Selling and administrative expenses increased to 27.5% of sales for the second quarter of fiscal 2017 compared to 26.5% of sales for the second quarter of fiscal 2016. Excluding the impact of fuel, Selling and administrative expenses as a percent of sales increased 120 basis points during the second quarter of fiscal 2017 compared to the second quarter of fiscal 2016. The increase in Selling and administrative expenses as a percentage of sales was primarily attributable to increased impairment charges, higher employee wage and benefit costs, higher depreciation and amortization expense and deleveraging of sales on fixed costs. Impairment charges during the second quarter of fiscal 2017 primarily related to underperforming stores and, to a lesser extent, certain information technology that is being replaced as the Company develops a new digital platform. Employee wage and benefit costs were driven by union contract and minimum wage increases.
The Company recorded a goodwill impairment charge of $142.3 million during the second quarter of fiscal 2017 compared to no goodwill impairment charge during the second quarter of fiscal 2016.
Interest expense, net was $214.8 million for the second quarter of fiscal 2017 compared to $257.9 million for the second quarter of fiscal 2016. The decrease in Interest expense, net primarily reflects lower average interest rates on outstanding borrowings as a result of the Company's refinancing transactions during fiscal 2016. The weighted average interest rate during the first two quarters of fiscal 2017 was 6.4% compared to 6.9% during the first two quarters of fiscal 2016, excluding amortization of deferred financing costs and original issue discount.
Income tax benefit was $67.7 million and $38.6 million for the second quarter of fiscal 2017 and fiscal 2016, respectively. The increase in Income tax benefit for the second quarter of fiscal 2017 as compared to the second quarter of fiscal 2016 was primarily the result of an increase in loss before income taxes and a change in the mix of the Company's income (loss) between companies within the Company's affiliated group. The Company is organized as a limited liability company, wholly owned by the Company's parent, AB Acquisition LLC, and conducts its operations primarily through limited liability companies and Subchapter C corporations. The Company provides for federal and state income taxes on the Company's Subchapter C corporations, which are subject to entity-level tax, and state income taxes on the Company's limited liability companies where applicable. As such, the Company's effective tax rate can fluctuate from period to period depending on the mix of pre-tax income or loss between the Company's limited liability companies and Subchapter C corporations.
Adjusted EBITDA, a Non-GAAP Measure, was $485.2 million, or 3.5% of sales, for the second quarter of fiscal 2017 compared to $573.7 million, or 4.1% of sales, for the second quarter of fiscal 2016. The decrease in Adjusted EBITDA primarily reflects lower gross profit, higher employee wage and benefit costs and deleveraging of sales on fixed costs in the second quarter of fiscal 2017 compared to the second quarter of fiscal 2016.

Year-To-Date Q2 2017 Results

Net sales and other revenue increased 0.1% to $32,291.7 million for the first 28 weeks of fiscal 2017 from $32,247.8 million for the first 28 weeks of fiscal 2016. The increase in Net sales and other revenue was primarily driven by sales of $435.6 million from new and acquired stores, net of sales related to store closings, and an increase in fuel sales of $204.8 million, partially offset by a decrease of $588.7 million from the Company's 2.0% decline in identical store sales.

Identical store sales for the first 28 weeks of fiscal 2017 declined 2.0% compared to an increase of 1.7% for the first 28 weeks of fiscal 2016.
Gross profit margin decreased to 27.2% for the first 28 weeks of fiscal 2017 compared to 27.6% for the first 28 weeks of fiscal 2016. Excluding the impact of fuel, the gross profit margin decreased 30 basis points. The decrease is primarily attributable to selectively lowering prices in addition to temporary increases in supply chain costs related to the integration and conversions of the Company's distribution centers during the first quarter of fiscal 2017.
Selling and administrative expenses increased to 27.2% of sales for the first 28 weeks of fiscal 2017 compared to 26.6% of sales for the first 28 weeks of fiscal 2016. Excluding the impact of fuel, Selling and administrative expenses as a percentage of sales increased 70 basis points during the first 28 weeks of fiscal 2017 compared to the first 28 weeks of fiscal 2016. The increase in Selling and administrative expenses is primarily attributable to increased impairment charges, higher depreciation and amortization expense, higher employee wage and benefit costs and deleveraging of sales on fixed costs. These increases were partially offset by lower acquisition and integration costs and lower pension expense due to the $78.9 million charge related to the acquisition of Collington Services, LLC ("Collington") from C&S Wholesale Grocers, Inc. during the first quarter of fiscal 2016.

Interest expense, net, was $485.3 million for the first 28 weeks of fiscal 2017 compared to $571.6 million for the first 28 weeks of fiscal 2016. The decrease in Interest expense, net primarily reflects lower average interest rates on outstanding borrowings as a result of the Company's refinancing transactions during fiscal 2016. The weighted average interest rate during the first two quarters of fiscal 2017 was 6.4% compared to 6.9% during the first two quarters of fiscal 2016, excluding amortization of deferred financing costs and original issue discount.
Income tax benefit was $67.3 million and $14.5 million for the first 28 weeks of fiscal 2017 and fiscal 2016, respectively. The increase in Income tax benefit for fiscal 2017 as compared to fiscal 2016 was primarily the result of an increase in loss before income taxes and a change in the mix of the Company's income (loss) between companies within the Company's affiliated group.
Adjusted EBITDA was $1,256.9 million, or 3.9% of sales, for the first 28 weeks of fiscal 2017 compared to $1,455.2 million, or 4.5% of sales, for the first 28 weeks of fiscal 2016. The decrease in Adjusted EBITDA primarily reflects lower gross profit, higher employee wage and benefit costs and deleveraging of sales on fixed costs in the first 28 weeks of fiscal 2017 compared to the first 28 weeks of fiscal 2016.

Liquidity
Net cash provided by operating activities was $872.7 million for the first 28 weeks of fiscal 2017 compared to $886.9 million for the first 28 weeks of fiscal 2016. The slight decrease in cash flow from operations was primarily due to the decrease in operating income, offset by $120.7 million in lower interest paid, a $112.0 million reduction in income taxes paid and other changes in working capital.
As of September 9, 2017, the Company had no borrowings outstanding under its $4.0 billion asset-based loan facility, and total availability of approximately $3.0 billion (net of letters of credit usage).

On September 25, 2017, certain subsidiaries of the Company entered into an agreement relating to the sale of 71 of the Company's store properties for an aggregate purchase price, exclusive of closing costs, of approximately $720 million. The estimated after-tax net proceeds are expected to be approximately $650 million. The Company intends to use the net proceeds to repay outstanding debt or invest in the Company's operations. Upon closing of the sale of the properties, the Company will enter into lease agreements for each of the properties for initial terms of 20 years with varying multiple five-year renewal options, that are expected to qualify for sale-leaseback accounting. Any gain on the sale of these properties will be deferred and amortized over the term of the leases. The aggregate initial annual rent payment for the 71 properties is expected to be approximately $46 million to $50 million, with scheduled rent increases occurring generally every one or five years over the initial 20-year term. This transaction, which is subject to customary closing conditions, is expected to be completed during the third quarter of fiscal 2017.
Capital Expenditures and Acquisitions
Capital expenditures were $752.6 million for the first 28 weeks of fiscal 2017, which included the opening of 12 new stores, 80 remodels and continued investment in the Company's digital and eCommerce technology. In fiscal 2017, the Company expects to spend approximately $1.5 billion in capital expenditures.

On September 20, 2017, subsequent to the end of the second quarter of fiscal 2017, the Company acquired DineInFresh, Inc. ("Plated"), a provider of meal kit services. The acquisition consideration was comprised of $125.0 million in initial cash consideration, $50.0 million in deferred cash consideration to be paid over the next three years, and an earn-out of up to a maximum of $125.0 million, in cash or equity of the Company's parent, over the next three years, collectively, if the business achieves specified performance targets.

About Albertsons Companies
Albertsons Companies is one of the largest food and drug retailers in the United States. As of September 9, 2017, the Company operated 2,328 retail food and drug stores with 1,779 pharmacies, 393 associated fuel centers, 27 dedicated distribution centers and 18 manufacturing facilities. The Company's stores predominantly operate under the banners

Albertsons, Safeway, Vons, Pavilions, Randalls, Tom Thumb, Carrs, Sav-On, Jewel-Osco, Acme, Shaw's, Star Market, United Supermarkets, Market Street, Amigos, Haggen and United Express.
Forward-Looking Statements and Non-GAAP Measures
This earnings report may include forward-looking statements within the meaning of the federal securities laws. Forward-looking statements contain information about future operating or financial performance. Forward-looking statements are based on the Company's current expectations and assumptions and involve risks and uncertainties that could cause actual results or events to be materially different from those anticipated. The Company undertakes no obligation to update or revise any such statements as a result of new information, future events or otherwise.
EBITDA and Adjusted EBITDA (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income and gross profit. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing operating performance, and thereby facilitate review of its operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to the Company's results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes EBITDA and Adjusted EBITDA provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company also uses Adjusted EBITDA, as further adjusted for additional items defined in its debt instruments, for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

Albertsons Companies, LLC and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	12 weeks ended		28 weeks ended
	September 9, 2017	September 10, 2016	September 9, 2017	September 10, 2016
Net sales and other revenue	$13,831.7	$13,856.1	$32,291.7	$32,247.8
Cost of sales	10,102.0	10,090.2	23,503.5	23,360.9
Gross profit	3,729.7	3,765.9	8,788.2	8,886.9

Selling and administrative expenses	3,801.2	3,664.7	8,769.1	8,586.3
Goodwill impairment	142.3	—	142.3	—
Operating (loss) income	(213.8)	101.2	(123.2)	300.6

Interest expense, net	214.8	257.9	485.3	571.6
Loss on debt extinguishment	—	111.7	—	111.7
Other (income) expense	(5.7)	8.3	18.9	3.5
Loss before income taxes	(422.9)	(276.7)	(627.4)	(386.2)

Income tax benefit	(67.7)	(38.6)	(67.3)	(14.5)
Net loss	$(355.2)	$(238.1)	$(560.1)	$(371.7)

Margins
Gross profit	27.0%	27.2%	27.2%	27.6%
Selling and administrative expenses	27.5%	26.5%	27.2%	26.6%

Store data
Number of stores at end of quarter	2,328	2,320

Albertsons Companies, LLC and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 9, 2017	February 25, 2017
ASSETS
Current assets
Cash and cash equivalents	$572.2	$1,219.2
Receivables, net	608.8	631.0
Inventories, net	4,420.6	4,464.0
Other current assets	321.6	479.0
Total current assets	5,923.2	6,793.2

Property and equipment, net	11,277.5	11,511.8
Intangible assets, net	3,250.5	3,497.8
Goodwill	1,037.1	1,167.8
Other assets	846.2	784.4
TOTAL ASSETS	$22,334.5	$23,755.0

LIABILITIES
Current liabilities
Accounts payable	$3,010.4	$3,034.7
Accrued salaries and wages	1,013.8	1,007.5
Current maturities of long-term debt and capitalized lease obligations	178.7	318.5
Other current liabilities	1,402.9	1,380.1
Total current liabilities	5,605.8	5,740.8

Long-term debt and capitalized lease obligations	11,747.1	12,019.4
Deferred income taxes	1,350.9	1,479.8
Other long-term liabilities	3,034.5	3,143.8

Commitments and contingencies

MEMBER EQUITY
Member investment	1,750.3	1,999.3
Accumulated other comprehensive income (loss)	21.3	(12.8)
Accumulated deficit	(1,175.4)	(615.3)
Total member equity	596.2	1,371.2
TOTAL LIABILITIES AND MEMBER EQUITY	$22,334.5	$23,755.0

Albertsons Companies, LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	28 weeks ended
	September 9, 2017	September 10, 2016
Cash flows from operating activities:
Net loss	$(560.1)	$(371.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Net loss (gain) on property dispositions, asset impairment and lease exit costs	51.3	(50.8)
Goodwill impairment	142.3	—
Depreciation and amortization	1,017.6	949.0
LIFO expense	23.6	19.7
Deferred income tax	(127.9)	(236.9)
Pension and post-retirement benefits expense	13.2	87.0
Contributions to pension and post-retirement benefit plans	(6.4)	(7.4)
Gain on interest rate swaps and commodity hedges, net	(3.3)	(7.4)
Amortization and write-off of deferred financing costs	40.9	53.1
Loss on extinguishment of debt	—	111.7
Equity-based compensation expense	18.1	15.3
Other	58.7	51.9
Changes in operating assets and liabilities, net of effects of acquisition of businesses:
Receivables, net	21.7	(9.4)
Inventories, net	22.4	3.4
Accounts payable, accrued salaries and wages and other accrued liabilities	79.8	89.1
Other operating assets and liabilities	80.8	190.3
Net cash provided by operating activities	872.7	886.9

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(34.5)	(160.9)
Payments for property, equipment and intangibles, including payments for lease buyouts	(752.6)	(740.2)
Proceeds from sale of assets	15.7	396.1
Changes in restricted cash	(1.7)	(89.6)
Other	17.0	63.6
Net cash used in investing activities	(756.1)	(531.0)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	40.0	2,852.9
Payments on long-term borrowings	(445.4)	(2,615.1)
Payments of obligations under capital leases	(56.0)	(62.9)
Payments for debt financing costs	(1.5)	(30.9)
Member distribution	(250.0)	—
Other	(50.7)	(61.3)
Net cash used in financing activities	(763.6)	(5.0)

Net (decrease) increase in cash and cash equivalents	(647.0)	350.9
Cash and cash equivalents at beginning of period	1,219.2	579.7
Cash and cash equivalents at end of period	$572.2	$930.6

Albertsons Companies, LLC and Subsidiaries
Adjusted EBITDA
(in millions)

The following is a reconciliation of Net loss to Adjusted EBITDA (in millions):

	12 weeks ended		28 weeks ended
	September 9, 2017	September 10, 2016	September 9, 2017	September 10, 2016
Net loss	$(355.2)	$(238.1)	$(560.1)	$(371.7)
Depreciation and amortization	439.2	417.2	1,017.6	949.0
Interest expense, net	214.8	257.9	485.3	571.6
Income tax benefit	(67.7)	(38.6)	(67.3)	(14.5)
EBITDA	231.1	398.4	875.5	1,134.4

(Gain) loss on interest rate and commodity hedges, net	(4.4)	1.3	(3.3)	(7.4)
Acquisition and integration costs (1)	42.2	43.5	100.1	117.2
Equity-based compensation expense	9.3	(0.5)	18.1	15.3
Loss on debt extinguishment	—	111.7	—	111.7
Net loss (gain) on property dispositions, asset impairment and lease exit costs	53.2	(7.3)	51.3	(50.8)
Goodwill impairment	142.3	—	142.3	—
LIFO expense	7.9	6.2	23.6	19.7
Collington acquisition (2)	—	—	—	78.9
Facility closures and related transition costs (3)	5.0	5.5	9.5	17.0
Fair value adjustments to CVRs	5.1	9.6	34.2	16.8
Other (4)	(6.5)	5.3	5.6	2.4
Adjusted EBITDA	$485.2	$573.7	$1,256.9	$1,455.2
(1) Primarily includes costs related to acquisitions, integration of acquired businesses and expenses related to management fees paid in connection with acquisition and financing activities.
(2) The 28 weeks ended September 10, 2016 includes a charge to pension expense, net related to the settlement of a pre-existing contractual relationship and assumption of the pension plan related to the Collington acquisition.
(3) Includes costs related to facility closures and the transition to the Company's decentralized operating model.
(4) Primarily includes lease adjustments related to deferred rents and deferred gains on leases. Also includes amortization of unfavorable leases on acquired Safeway surplus properties, estimated losses related to the security breach, earnings from Casa Ley, S.A. de C.V., foreign currency translation gains, costs related to the Company's initial public offering and pension expense (exclusive of the charge related to the Collington acquisition) in excess of cash contributions.